Date:	February 29, 2016
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. DECLARES QUARTERLY DIVIDEND

Stroudsburg, Pennsylvania, February 29, 2016 — ESSA Bancorp, Inc. (NASDAQ Global MarketSM: ESSA), the holding company for ESSA Bank & Trust, a $1.7 billion asset institution providing full service retail and commercial banking, financial and investment services, today announced that its Board of Directors declared a dividend of nine cents ($0.09) per share. The dividend is payable to shareholders of record as of March 16, 2016, payable on March 30, 2016.

This will be the thirty-second consecutive quarter ESSA Bancorp, Inc. has paid a dividend to its shareholders.  ESSA became a public company in April 2007.

About the Company

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of $1.7 billion and is the leading service-oriented financial institution headquartered in Stroudsburg, Pennsylvania. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 26 community offices throughout the Greater Pocono, Lehigh Valley and Scranton/Wilkes-Barre markets in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail, commercial financial services, and financial advisory and asset management capabilities. ESSA Bancorp, Inc. stock trades on the NASDAQ Global MarketSM under the symbol “ESSA.” ESSA Bancorp, Inc. became a public company in April, 2007.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future

Corporate Center:  200 Palmer Street  PO Box L  Stroudsburg, PA 18360-0160  570-421-0531   Fax: 570-421-7158

periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.